Exhibit 99.1

Press Release

TRIMERIS ANNOUNCES STRATEGIC SHIFT

    Company to focus on Fuzeon profitability
    Conference call to be held today at 5PM EDT

MORRISVILLE, N.C. -- November 14, 2006 -- Trimeris, Inc. (NASDAQ: TRMS) today announced that it will shift its strategic emphasis and reorganize to focus tightly on Fuzeon profitability and its strength in research and early stage development. These changes are designed to significantly increase and sustain earnings from Fuzeon by sharply reducing expenses. Trimeris and Roche will continue their collaboration to develop Fuzeon enhancements and Next Generation Fusion Inhibitors (NGFI).

Speaking for the Trimeris Board of Directors, its Chairman, Jeffrey Lipton said, "With this change in direction of the Company, Steven Skolsky will be leaving to pursue other opportunities after making valuable contributions to the Company. We thank him for his very strong efforts and wish him well."

"Dani Bolognesi will return to the position of Chief Executive Officer and will remain Chief Scientific Officer. He and Bob Bonczek as Chief Financial Officer will lead the Company in its efforts to maximize shareholder value."

Dani Bolognesi said, "The changes in our company are designed to allow us to generate 2007 earnings well in excess of $1.00 per share and to have sustainable earnings and cash flow for the long-term. At annual earnings of $1.00 per share, we would generate approximately $20 million of additional cash flow and reach a year end 2007 cash position of about $65 million."

"We will reduce programs and our workforce as a result of these changes. We expect to have the new business structure and supporting plans in place by year-end and look forward to creating significant shareholder value with these actions. We will remain a vibrant, science-oriented company."

Conference Call

Trimeris will host a live conference call to discuss these changes at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). The conference ID number is 2325950. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, November 28, 2006. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international) using the same conference ID number (2325950). The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.

Contact:

Andrew L. Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050